CDI Corp. Reports Third Quarter 2014 Results

PHILADELPHIA, Oct. 28, 2014 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported results for the third quarter ended September 30, 2014.

Third Quarter Highlights

  Revenue of $295.7 million, an increase of 6.4% versus third quarter 2013
  Operating profit of $8.5 million, an increase of 22.1% versus third quarter 2013
  Earnings per diluted share of $0.27 versus $0.23 for third quarter 2013

"We are pleased with our financial results in the third quarter, including driving a 22% increase in operating profit," said Scott Freidheim Chief Executive Officer. "CDI has an attractive platform of businesses delivering valued engineering and staffing services. We look forward to leveraging this platform to create shareholder value."

For the third quarter of 2014, the Company reported revenue of $295.7 million, an increase of 6.4% versus the prior-year third quarter. The Company reported third quarter 2014 operating profit of $8.5 million, an increase of 22.1% versus the prior-year third quarter. The Company reported third quarter 2014 net income of $5.4 million, an increase of 19.3% versus the prior- year third quarter, or $0.27 per diluted share versus $0.23 per diluted share in the prior-year third quarter.

Business Segment Results

Global Engineering and Technology Solutions (GETS) third quarter revenue increased 8.5% to $88.4 million when compared to the prior-year third quarter driven by an increase in revenue in the Oil, Gas & Chemicals (OGC) and Hi-Tech verticals partially offset by declines in Aerospace & Industrial Equipment (AIE) and the infrastructure and government services businesses, both reported in "Other." GETS operating profit was $3.4 million compared to $2.9 million in the prior-year quarter, an increase of 17.6%.

Professional Staffing Services (PSS) third quarter revenue increased 5.7% to $192.4 million when compared to the prior-year third quarter driven by an increase in revenue in OGC, AIE and "Other" partially offset by a decline in Hi-Tech. PSS operating profit was $7.4 million versus $6.5 million in the prior-year quarter, an increase of 13.5%.

Management Recruiters International, Inc. (MRI) third quarter revenue increased 3.5% to $14.9 million compared to the prior-year third quarter driven by an increase in contract staffing revenue partially offset by a decline in royalty and franchise fee revenue. MRI's operating profit was $1.7 million compared to $2.0 million in the prior-year quarter, a decrease of 13.4%.

Business Outlook

The Company anticipates revenues for the fourth quarter of 2014 in the range of $270 million to $280 million, compared to $277.1 million in the prior-year fourth quarter.

Conference Call

At 8:30 a.m. Eastern Time on October 29, 2014, Scott Freidheim, President and CEO, and Robert Larney, Executive Vice President and CFO, will host a conference call to discuss the 2014 third quarter results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE:CDI) is an integrated engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides global engineering and technology solutions and professional staffing services through its global business operations. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our future financial results, are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the termination or non-renewal of a major client contract or project; delays or reductions in government spending, including U.S. government defense spending; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES (Amounts in thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Consolidated Statements of Income:	2014	2013	2014	2013

Revenue	$295,732	$277,916	$856,286	$810,745
Cost of services	241,244	225,219	698,238	656,352
Gross profit	54,488	52,697	158,048	154,393
Operating and administrative expenses (1)	46,006	45,751	137,821	137,292
Restructuring and other related costs	—	—	72	—
Operating profit	8,482	6,946	20,155	17,101
Other income (expense), net	(133)	(57)	(207)	(170)
Income before income taxes	8,349	6,889	19,948	16,931
Income tax expense (1)	2,908	2,323	8,014	6,315
Net income	5,441	4,566	11,934	10,616
Less: Income attributable to the noncontrolling interest	41	38	70	159
Net income attributable to CDI (1)	$5,400	$4,528	$11,864	$10,457

Earnings per common share:
Basic	$0.28	$0.23	$0.61	$0.54
Diluted	$0.27	$0.23	$0.60	$0.53
Weighted-average shares outstanding - Basic	19,614	19,464	19,562	19,426
Weighted-average shares outstanding - Diluted	19,799	19,712	19,765	19,726

Selected Balance Sheet Data:			September 30, 2014	December 31, 2013

Cash and cash equivalents			$43,078	$45,479
Accounts receivable, net			233,140	230,613
Total current assets			293,025	291,227
Total assets			405,664	405,807
Total current liabilities			100,152	103,236
Total CDI shareholders' equity			287,192	284,308

			Nine Months Ended
			September 30,
Selected Cash Flow Data:			2014	2013

Net cash provided by operating activities			$16,449	$777
Depreciation and amortization			8,070	7,649
Capital expenditures			7,825	5,047
Dividends paid to shareholders			7,625	5,054

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Other Financial Data:	2014	2013	2014	2013

Gross profit margin	18.4%	19.0%	18.5%	19.0%
Operating and administrative expenses as a percentage of revenue	15.6%	16.5%	16.1%	16.9%
Operating profit margin	2.9%	2.5%	2.4%	2.1%
Effective income tax rate	34.8%	33.7%	40.2%	37.3%
Pre-tax return on net assets (2)	9.7%	9.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Segment Data:	2014	2013	2014	2013

Global Engineering and Technology Solutions (GETS)
Revenue:
Oil, Gas and Chemicals (OGC)	$39,786	$31,677	$107,054	$91,463
Aerospace and Industrial Equipment (AIE)	17,799	19,012	57,452	54,395
Hi-Tech	8,273	7,559	24,291	22,704
Other	22,530	23,247	66,133	70,921
Total revenue	$88,388	$81,495	$254,930	$239,483
Gross profit	$24,391	$22,665	$69,596	$66,944
Gross profit margin	27.6%	27.8%	27.3%	28.0%
Operating profit	$3,429	$2,917	$7,200	$7,639
Operating profit margin	3.9%	3.6%	2.8%	3.2%

Professional Staffing Services (PSS)
Revenue:
Oil, Gas and Chemicals (OGC)	$51,386	$41,120	$140,866	$101,483
Aerospace and Industrial Equipment (AIE)	21,216	18,360	61,716	56,640
Hi-Tech	57,837	68,528	177,866	211,979
Other	61,987	53,994	176,847	157,767
Total revenue	$192,426	$182,002	$557,295	$527,869
Gross profit	$23,141	$22,990	$67,896	$67,133
Gross profit margin	12.0%	12.6%	12.2%	12.7%
Operating profit	$7,367	$6,489	$20,379	$17,823
Operating profit margin	3.8%	3.6%	3.7%	3.4%

Management Recruiters International (MRI)
Revenue:
Contract Staffing	$11,600	$10,837	$34,480	$33,281
Royalties and Franchise Fees	3,318	3,582	9,581	10,112
Total revenue	$14,918	$14,419	$44,061	$43,393
Gross profit	$6,956	$7,042	$20,556	$20,316
Gross profit margin	46.6%	48.8%	46.7%	46.8%
Operating profit	$1,721	$1,987	$4,733	$5,676
Operating profit margin	11.5%	13.8%	10.7%	13.1%
____________________

(1)

In the first quarter of 2014, the Company recorded an aggregate $0.9 million charge to net income related to the separation of the Company's former CEO that was comprised of a $0.7 million pre-tax charge ($0.4 million after tax) to operations and an additional $0.5 million charge to income tax expense for the write-off of certain deferred tax assets related to the forfeiture of outstanding equity awards.

(2)

Pre-tax return on net assets is calculated as earnings before income taxes for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents, income tax accounts and debt.

CONTACT: Vincent Webb, Vice President, Investor Relations and Communications, 215-636-1240, Vince.Webb@cdicorp.com